Exhibit 10.6

AMENDMENT NO.1 TO THE
STOCK PURCHASE AGREEMENT
by and between
HCA INC.
and
LIFEPOINT HOSPITALS, INC.
Dated as of June 2, 2006

AMENDMENT NO. 1
TO THE
STOCK PURCHASE AGREEMENT
     THIS AMENDMENT NO. 1 (the “Amendment”) is made and entered into as of June 2, 2006, by and between HCA Inc., a Delaware corporation (“HCA”), and LifePoint Hospitals, Inc., a Delaware corporation (“Purchaser”).
R E C I T A L S:
     WHEREAS, HCA and Purchaser are parties to a Stock Purchase Agreement, dated as of July 14, 2005 (the “Agreement”); and
     WHEREAS, HCA has alleged and asserted (among other things) that Purchaser is in breach of the Agreement because it refused to close the Original Transaction (as defined below) on or before March 31, 2006, and Purchaser has alleged and asserted (among other things) that certain conditions to Purchaser’s obligation to close the Original Transaction were not satisfied as of March 31, 2006 and that Purchaser is not in breach of the Agreement as a result of its refusal to close the transaction on or before March 31, 2006; and
     WHEREAS, in an effort to settle such disagreements, the parties desire to modify the terms of the Original Transaction by, among other things, (a) removing Putnam General Hospital and its related operations from the transaction (including the equity securities of the HCA Affiliate that owns and operates Putnam General Hospital), (b) reducing the Base Purchase Price, (c) eliminating substantially all of the accounts receivable and accounts payable relating to the pre-Closing operations of the Business from the transaction, (d) allocating the cost of certain restoration work to be done at the parking garage located at St. Joseph’s Hospital between the parties, and (e) agreeing upon a methodology pursuant to which the transactions would be unwound if such an unwind transaction is required as a result of appeals of the CONs (as defined below) issued in connection with the transactions, all as set forth in this Amendment; and
     WHEREAS, the parties also desire to amend certain other terms and provisions of the Agreement as set forth in this Amendment.
     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and other agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
     1. Defined Terms.
          (a) Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings set forth in the Agreement (as amended, where applicable, pursuant to Section 2(a) of this Amendment).
          (b) In addition to terms defined in the Agreement, the following terms shall have the following meanings for purposes of this Amendment:
     “Agreed Engineering Firm” means an engineering firm with a national reputation that is mutually acceptable to each of HCA and Purchaser.

     “Amended Transaction” means the Original Transaction as modified by this Amendment.
     “Amended Transaction Closing” means the closing of the Amended Transaction.
     “Amended Transaction Closing Date” means the date on which the Amended Transaction Closing takes place.
     “Authority” means the West Virginia Health Care Authority.
     “B Squared” means B Squared Engineering, LLC.
     “CONs” means the Original CONs other than the Original CON with respect to Putnam.
     “CON Challenges” means the pending appeals the CONs and any appeals, requests for injunctions, requests for stays or the like relating to the issuance of the CON’s to LifePoint’s Affiliates hereafter filed or threatened.
     “Final Order Date” means either of the following dates: (a) the date on which an Order (other than a Revocation Order) becomes final and non-appealable; (b) the date on which an order, decree, judgment, decision or ruling issued by a Governmental Authority of competent jurisdiction that denies the issuance of Replacement CONs sought in accordance with Section 5(e)(iii) becomes final and non-appealable, or (c) the date on which an Order with respect to Replacement CONs becomes final and non-appealable.
     “Garage” means the multi-deck parking garage located on the campus of St. Joseph’s Hospital.
     “Garage Conditions” means the conditions at the Garage to be defined in accordance with the procedures established in Exhibit 1 to the Amendment.
     “Garage Restoration Work” means the restoration work on the Garage to be defined in accordance with the procedures established in Exhibit 1 to the Amendment..
     “Government Patient Receivables” means all accounts receivable arising from the rendering of services and provision of medicine, drugs and supplies to patients of the Business prior to the Effective Time and relating to Medicare, Medicaid and other third party patient claims due from beneficiaries or governmental third party payors; provided, however, that the “Government Patient Receivables” shall not include any of the Transition Patient Receivables.
     “Opening Date Balance Sheet” means a balance sheet reflecting the opening value of the Business immediately following the Effective Time, which shall be prepared in accordance with Section 6.8(d) of this Agreement.
     “Order” means any order, decree, judgment, decision or notice from or by any Governmental Authority of competent jurisdiction issued in connection with the CON Challenges which declares one or more of the CONs void or otherwise results in the loss, revocation, termination or rescission of any of the CONs, the effect of which, as a matter of Law, is that Purchaser would not have the certificates of need required under West

Virginia Law necessary in order for Purchaser to consummate the Amended Transactions. For the avoidance of doubt, an order, decree, judgment, decision or notice from a Governmental Authority remanding the CONs to a lower Governmental Authority for reconsideration will not be considered an “Order” unless the effect of such order, decree, judgment, decision or notice declares one or more of the CONs void or otherwise results in the loss, revocation, termination or rescission of any of the CONs, the effect of which, as a matter of Law, is that Purchaser would not have the certificates of need required under West Virginia Law necessary in order for Purchaser to consummate the Amended Transactions.
     “Original CONs” means the certificates of need issued by the Authority on March 17, 2006 with respect to the Original Transaction, which were appealed on March 21, 2006.
     “Original Transaction” means the transactions contemplated by the Agreement without giving effect to this Amendment.
     “Putnam” has the meaning given such term in Section 3 of this Amendment.
     “Replacement CONs” means certificates of need sought and issued in replacement of the CONs that would permit Purchaser to consummate the Amended Transaction.
     “Revocation Order” means an Order that (a) has become final and non-appealable; (b) is not based on substantive grounds (e.g., that Purchaser or its Affiliates are inappropriate entities for the ownership or operation of the Initial Facilites), but rather on (i) procedural grounds (e.g., that the West Virginia Health Care Authority erred in the discovery process in connection with the hearings on the CONs), (ii) a determination that a substantial change has occurred that warrants loss, revocation, termination or rescission of the CONs (e.g., that the change in the terms of the transactions under the SPA resulting from this Amendment constitutes a substantial change) or (iii) other similar grounds; and (c) would require Purchaser or its Affiliates to apply for Replacement CONs in order to consummate the Amended Transactions.
     “SJLP” means Columbia-St. Joseph’s Healthcare System, Limited Partnership, d/b/a St. Joseph’s Hospital.
     “Stay Order” means an order, decree, judgment, decision or notice from or by a Governmental Authority of competent jurisdiction with respect to the CONs that (a) stays the effectiveness of the CONs such that Purchaser, as a matter of Law, cannot consummate the transactions contemplated by the amended Agreement, (b) subject to the provisions of Section 5(e)(iii) of the Amendment, revokes or rescinds the CONs, or (c) is issued in connection with the CONs and the challenges thereto and enjoins the parties from consummating the transactions contemplated by the Agreement as amended hereby.
     “Transition Patient Receivables” has the meaning set forth in Section 6.14(b).”
     “Transition Patients” means patients admitted to any of the Facilities prior to the Effective Time but not yet discharged as of the Effective Time.

     “Transition Services” means the rendering of services and provision of medicine, drugs and supplies by the Acquired Entities to Transition Patients.
     “Unwind Agreement” has the meaning given to such term in Section 5(a) of this Amendment.
     “Walker Parking Consultants” means Walker Parking Consultants.
     2. Amendments to Purchase Agreement.
          (a) Definitions.
          Acquired Company. The definition of the term “Acquired Company” is hereby amended by deleting Teays Valley Health Services, LLC and all data relating exclusively to that Person from Exhibit A-1 to the Agreement.
          Base Purchase Price. The definition of the term “Base Purchase Price” is hereby deleted and replaced in its entirety with the following: “ ‘Base Purchase Price’ means $239,000,000.”
          Contributed Assets. The definition of the term “Contributed Assets” is hereby amended by:
     (i) making the following amendments to Exhibit G-1 to the Agreement:
     (A) inserting the word “and” at the end of clause (j);
     (B) deleting clause (k) and replacing it with the following:
“(k) Other Receivables generated in connection with the business or operation through the Effective Time, including any such receivables that have been charged off as bad debts.”
     (C) deleting clause (l); and
     (ii) making the following amendments to Exhibit G-2 to the Agreement:
     (A) changing the designations of clauses (i) and (j) to (j) and (k), respectively; and
     (B) adding the following as new clause (i):
“(i) accounts receivable generated in connection with the business or operation through the Effective Time (other than Other Receivables), including any such accounts receivable that have been charged off as bad debts.”
          Excluded Assets. The definition of the term “Excluded Assets” is hereby amended by making the following amendments to Exhibit I to the Agreement:
     (i) changing the designations of clauses (h) and (i) to (j) and (k), respectively; and

     (ii) adding the following as new clauses (h) and (i):
“(h) accounts receivable generated in connection with the business or operation through the Effective Time (other than (1) Other Receivables, and (2) except to the extent provided in Section 6.14, HCA’s interest in the Government Patient Receivables and the Transition Patient Receivables), including any such accounts receivable that have been charged off as bad debts,
(i) the right to receive (in accordance with Section 6.14 of the Agreement) an amount equal to the value of all Government Patient Receivables and a portion of the value of all Transition Patient Receivables.”
          Excluded Liabilities. The definition of the term “Excluded Liabilities” is hereby amended by adding the following to the definition of “HCA Liabilities” on Exhibit K to the Agreement:
     “(iv) accounts payable of the Acquired Entities generated or incurred in connection with the conduct or operation of the Business through the Effective Time, except to the extent that (A) the parties have agreed otherwise, and (B) such accounts payable are included in the calculation of Net Working Capital (it being agreed that the parties will negotiate in good faith to determine which categories of accounts payable will be retained or assumed by the Acquired Entities as of the Effective Time)”; and
          Facilities. The definition of the term “Facilities” is hereby amended by deleting the following from Exhibit B to the Agreement: Putnam General Hospital, Doctor’s Park and Putnam Medical Plaza (and all data relating exclusively to the business and operations of Putnam General Hospital, Doctor’s Park and Putnam Medical Plaza).
          Net Working Capital. The definition of the term “Net Working Capital” is hereby amended by deleting clause (iii) of such definition and replacing it with the following:
     “(iii) any item for which indemnification is given pursuant to Section 9.2(d) (Special Indemnification), 9.2(f) (parking garage restoration costs and indemnification) and 9.5 (Taxes),”
          Optional Termination Date. The definition of the term “Optional Termination Date” is hereby deleted and replaced in its entirety with the following: “ ‘Optional Termination Date” means June 30, 2006.”
          Other Receivables. The following definition is added to Section 1.1 of the Agreement in its appropriate alphabetical order:
     “Other Receivables” means all receivables generated in connection with the Business through the Effective Time that are accounted for as “Other Receivables” in accordance with GAAP, including any such receivables that have been charged off as bad debts. Notwithstanding the foregoing, the parties agree to negotiate with one another in good faith to determine whether any such accounts receivable will be excluded from Other Receivables.

          (b) Section 2.5(c). The text of Section 2.5(c) of the Agreement is hereby deleted and replaced in its entirety with the following: “(c) [Reserved]”.
          (c) Section 3.8(b)(ii). The text of Section 3.8(b)(ii) of the Agreement is hereby amended as follows: the words “accounts receivable” are deleted in each place where they appear and are replaced with “Other Receivables”.
          (d) Section 3.10. The text of Section 3.10 of the Agreement is hereby deleted and replaced in its entirety with the following:
3.10 Other Receivables. The Other Receivables included in the Closing Date Balance Sheet, to the extent uncollected as of the Effective Time, are valid and existing and represent monies due for goods sold and delivered, services performed and/or other consideration given in the ordinary course of business; provided that HCA makes no representation or warranty with respect to the collectibility of the Other Receivables.
          (e) Section 5.5(b). Section 5.5(b) of the Agreement is hereby deleted in its entirety and replaced with the following: “(b) [Reserved]”.
          (f) Section 5.15. The text of Section 5.15 of the Agreement is hereby amended as follows:
(i) the words “accounts receivable” are deleted in each place where they appear and are replaced with “Other Receivables”; and
(ii) the reference to “this Section 5.14” is deleted and replaced with “this Section 5.15”.
          (g) Section 6.8. The text of Section 6.8 of the Agreement is hereby amended as follows:
               (i) The first sentence of Section 6.8(c) is hereby deleted in its entirety and replaced with the following:
To the extent the sale of any of the Acquired Entities is treated as a sale of assets (“Purchased Assets”) to Purchaser for federal tax purposes, the parties agree that Purchaser shall prepare a preliminary allocation of the applicable portion of the Purchase Price (and all other capitalized costs) among the Purchased Assets in accordance with Code Section 1060 and the Treasury Regulations thereunder, (and any similar provisions of state, local or foreign Law, as appropriate), and for any entity that is not subject to Code Section 1060, Purchaser shall apply substantially similar principles to those contained therein and in applicable state, local or foreign Law in making the preliminary allocation (“Tax Allocation”).
     (ii) The following text is hereby inserted as Section 6.8(d) of the Agreement:
     (d) Within 30 days after the allocation of the Purchase Price has been agreed upon by the parties or otherwise resolved in accordance with the provisions of Sections 6.8(a) and (c), Purchaser shall deliver to HCA the Opening Date Balance Sheet. The Opening Date Balance Sheet shall be the Closing Date Balance Sheet (as agreed upon or otherwise determined in accordance with Section 2.3(d), and after giving effect to the Reorganization, but without giving effect to any capital contributions to, or purchases or acquisitions of, assets by the Acquired Entities as of or immediately after the Effective Time, and without giving effect to any distributions, dividends, sales or dispositions of assets by the Acquired Entities after the Effective Time), as adjusted to reflect the valuations for property, plant and equipment that the parties agree to (or which are otherwise established) in accordance with Sections 6.8(a) and (c). The Opening Date Balance Sheet shall be prepared in accordance with GAAP as consistently applied in the Closing Date Balance Sheet. HCA may object to any of the information or computations contained in the Opening Date Balance Sheet that is not prepared in accordance with the preceding sentence. Any such objection must be made by delivery of a written statement of objections (stating the basis of the objections with reasonable specificity) to Purchaser within 30 days following delivery of the Opening Date Balance Sheet to HCA. If HCA timely raises any such objections, Purchaser and HCA will attempt to resolve such objections in good faith; provided, however, that if Purchaser and HCA are unable to resolve such issues within 30 days after the HCA’s delivery of such objections, then either Purchaser or HCA may elect, by written notice to the other, to have the objections resolved by the Selected Accounting Firm, whose decision shall be binding on the parties in the absence of manifest error. If HCA fails to object to the Opening Date Balance Sheet within the 30 day period Purchaser’s delivery thereof, then the Opening Date Balance Sheet (as delivered by Purchaser) shall be deemed acceptable to HCA, and such Opening Date Balance Sheet shall be binding upon the parties. The costs and expenses for the services of the Selected Accounting Firm shall be borne equally by Purchaser and HCA. If, after the Effective Time, Purchaser desires to revise the Opening Date Balance Sheet in a manner that affects the allocations of the Purchase Price prepared pursuant to this Section 6.8, HCA shall have the right to review and object to such changes in the same manner described above and subject to the same dispute resolution mechanism.
          (h) Section 6.11(f). The following is hereby added to the Stock Purchase Agreement as Section 6.11(f):
     (a) Except as permitted in Section 6.11(g), during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time:
          (i) HCA agrees that it shall not, and shall cause each of its Controlled Subsidiaries not to, directly or indirectly, solicit for a position at Putnam any person who at the Effective Time was retained in any position that is, in the organizational structure of the Acquired Entities, at the level of department head or higher; and
          (ii) Purchaser agrees that it shall not, and shall cause each of its Affiliates not to, directly or indirectly, solicit for a position at a Facility or with any of the Acquired Entities any person who at the Effective Time was in any position that is, in the organizational structure of Putnam, at the level of department head or higher; and

          (i) Section 6.11(g). The following is hereby added to the Stock Purchase Agreement as Section 6.11(g):
     (g) A party to this Agreement for whom this Section 6.11(g) provides an exemption shall be referred to for purposes of this Section as the “Exempt Party”. Nothing contained in Section 6.11(f) will prohibit and either party or its Affiliates from (i) discussing employment opportunities with any person who initiates such discussions with (or applies for a position with) the Exempt Party or its Affiliates without any solicitation of such person by the Exempt Party or its Affiliates, (ii) soliciting any person who has been terminated by the other party or its Affiliates or who has resigned from the other party or its Affiliates without any solicitation of such person by the Exempt Party or its Affiliates or (iii) hiring any person who has been terminated by the other party or its Affiliates or who has resigned from the other party or its Affiliates without any solicitation of such person by the Exempt Party or its Affiliates or any promise by or understanding with the Exempt Party or any of its Affiliates regarding employment. Additionally, for purposes of Section 6.11, the terms “solicit” and “solicitation” will not include making general advertisements for employment opportunities, including placing advertisements or posting positions on websites of the Exempt Party or its affiliates.
          (j) Section 6.14. The following is hereby added to the Stock Purchase Agreement as Section 6.14:
     6.14 PIP; Transition Patients; Government Patient Receivables; and Misdirected Payments.
     (a) PIP. If Purchaser or any of its Affiliates (including, after giving effect to the Closing, the Acquired Entities) receives any PIP from the Medicare program associated with the operations of the Hospitals relating solely to periods ending at or prior to the Effective Time, Purchaser will pay HCA an amount equal to such PIP received by Purchaser or its Affiliates. If Purchaser or any of its Affiliates (including, after giving effect to the Closing, the Acquired Entities) receives any PIP from the Medicare program associated with the operations of the Hospitals relating to periods both prior to and after the Effective Time, Purchaser will pay HCA an amount equal to the PIP actually received by Purchaser or its Affiliates for such period multiplied by a fraction, the numerator of which shall be the total number of days prior to the Effective Time attributable to such PIP and the denominator of which shall be the total number of days attributable to such PIP. Likewise, if HCA or any of its Affiliates receives or received any PIP from the Medicare program associated with the operations of the Hospitals relating solely to periods ending after the Effective Time, HCA will pay Purchaser an amount equal to such PIP received by HCA or its Affiliates. If HCA or any of its Affiliates receives any PIP from the Medicare program associated with the operations of the Hospitals relating to periods both prior to and after the Effective Time, HCA will pay Purchaser an amount equal to the PIP actually received by HCA or its Affiliates for such period multiplied by a fraction, the numerator of which shall be the total number of days after the Effective Time attributable to such PIP and the denominator of which shall be the total number of days attributable to such PIP. It is the intent of the parties that Purchaser and HCA are entitled to the portion of PIP applicable to the period of time the Facilities are owned by such party.

     (b) Payments on Transition Patient Receivables. To appropriately allocate payments received by Purchaser or its Affiliates (including, after giving effect to the Closing, the Acquired Entities) with respect to Transition Services provided to Transition Patients, Purchaser will cause the Acquired Entities to prepare claims (the accounts receivable resulting from such claims, the “Transition Patient Receivables”) for the Transition Patients following their discharge from the Facilities. If Purchaser or any of its Affiliates receives any payments on any Transition Patient Receivable, Purchaser will pay HCA an amount equal to (x) the payments (including deposits, deductibles and co-payments paid, whether received by Purchaser or HCA) with respect to the applicable Transition Patient Receivable multiplied by a fraction, the numerator of which shall be the total charges for the Transition Services provided to the applicable Transition Patient prior to the Effective Time, and the denominator of which shall be the sum of the total charges of the Transition Services provided to the applicable Transition Patient prior to and after the Effective Time (including charges for medicine, drugs and supplies), minus (y) any deposits, deductibles or co-payments paid by the applicable Transition Patient prior to the Effective Time and included in the Excluded Assets.
     (c) Split Bill Transition Patients. Notwithstanding the provisions of Section 6.14(b), to the extent a third party payor requires the parties to submit split bills for Transition Patients (i.e., a bill for the portion of the Transition Services provided prior to the Effective Time and a separate bill for the portion of the Transition Services provided after the Effective Time), (i) the provisions of Section 6.14(b) will not apply to billing and collection for such Transition Services, (ii) HCA will be responsible for billing and collection for all such pre-Effective Time Transition Services (and the accounts receivable for such Transition Services will be Excluded Assets), and (iii) Purchaser will be responsible for billing and collection for all such post-Effective Time Transition Services (and the accounts receivable for such Transition Services will not be Excluded Assets).
     (d) Government Patient Receivables. On or before Closing, HCA will cause the Acquired Entities to establish a “lock box” at a financial institution selected by HCA and reasonably acceptable to Purchaser. After the Closing, Purchaser will cause the Acquired Entities to deposit in such lock box all cash, checks, drafts or similar items of payment received after the Effective Time with respect to the Government Patient Receivables. Purchaser hereby assigns all such amounts deposited into the lock box to HCA in full satisfaction of Purchaser’s obligation in Exhibit I hereto to transfer to HCA an amount equal to the value of the Government Patient Receivables.
     (e) Misdirected Payments. In addition to the other payments contemplated by this Section 6.14 (or elsewhere in this Agreement), (i) if HCA or any of its Affiliates receives any amount from patients or third-party payors which relate to services rendered by the Acquired Entities after the Effective Time, HCA will remit such amount to Purchaser within ten days of receiving such amount; and (ii) if Purchaser or any of its Affiliates (including, after giving effect to the transactions contemplated hereby, the Acquired Entities) receives any amount from patients or third-party payors which relate to services rendered by the Acquired Entities prior to the Effective Time, Purchaser will remit such amount to HCA within ten days of receiving such amount.

     (f) Payments to HCA. Purchaser will make all payments it is required to make to HCA pursuant to this Section 6.14 within ten days following the day Purchaser receives such payments by depositing such amounts into an account specified in writing by HCA.
     (g) Payments to Purchaser. HCA will make all payments it is required to make to Purchaser pursuant to this Section 6.14 within ten days following day HCA receives such payments by depositing such amounts into an account specified in writing by Purchaser.
     (h) Resolution of Disputes. If any party disputes the amount of payment required to be made pursuant to this Section 6.14, (i) the parties will negotiate in good faith to resolve such dispute, and (ii) if the parties are unable to resolve such dispute within 45 days after the underlying claim is made, then on five business days notice to the other party, either party may submit the dispute to the Selected Accounting Firm and such dispute will be resolved in accordance with the procedures of Section 2.3.
          (k) Section 7.5. The text of Section 7.5 of the Agreement is hereby deleted and replaced in its entirety with the following: “[Reserved]”.
          (l) Section 7.15(b). The text of Section 7.15(b) of the Agreement is hereby amended as follows: “$1,750,000” is deleted and is replaced with “$1,468,000”.
          (m) Section 8.5. The text of Section 8.5 of the Agreement is hereby deleted and replaced in its entirety with the following: “[Reserved]”.
          (n) Section 9.2. Section 9.2 of the Agreement is hereby amended as follows:
          (i) Section 9.2(d) is hereby deleted and replaced in its entirety with the following:
“(d) any third party claims against a Purchaser Indemnitee related to the acts or omissions of the Persons listed in Schedule 9.2(d) regardless of the nature or current status of such claim, including medical malpractice claims, “corporate veil” claims, and claims made by the Persons listed in Schedule 9.2(d), regardless of whether any such claim is currently pending or arises after the date hereof; provided, however, it is expressly understood that the Damages indemnified under this Section 9.2(d) are expressly limited to the payment of settlements, judgments and similar payments to such third party claimants and costs and expenses incurred in the defense of such claims;”; and
          (ii) the following is added as new clause (f):
          “the matters described in Schedule 9.2(f)”; and
          (iii) Schedule 9.2(f) is hereby added to the Agreement; the form of Schedule 9.2(f) is attached to this Amendment as Exhibit 2 hereto.
          (o) Section 9.4(a)(i). The text of Section 9.4(a)(i) of the Agreement is hereby amended as follows: “$3,500,000” is hereby deleted in each place where it appears and is replaced with “$2,935,000”.

          (p) Reserved.
          (q) Section 12.23. Section 12.23 of the Agreement is deleted and replaced in its entirety with the following:
     12.23 Further Assurance Clause. (a) On and after the Closing Date, HCA, the Acquired Entities and Purchaser will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Purchaser in possession and operational control of the Business and the Facilities and putting HCA in possession and operational control of all Excluded Assets (including all assets and operations of HCA and its subsidiaries relating solely to Putnam General Hospital, Doctor’s Park and Putnam Medical Plaza, all of which are located in Putnam County, West Virginia).
     (b) The parties acknowledge and agree that it is their intent that HCA and its Affiliates transfer to the Acquired Entities all Real Property held by HCA and its Affiliates that is used or held for use in the operation of the Business other than the Excluded Assets and that HCA and its Affiliates retain all other assets and all of its other subsidiaries. To the extent any Real Property (or building, improvements and fixtures on or forming a part of the Real Property or any appurtenances or rights pertaining thereto) identified on any Exhibit or Schedule (or which should have been identified on such Exhibit or Schedule) is (1) misidentified, incorrectly described, or incorrectly identified as being owned or leased by a particular entity, or (2) any such Real Property which should have been included on (or excluded from) any Exhibit or Schedule is inadvertently not included (or included, as the case may be) on such Exhibit or Schedule and such errors are discovered subsequent to execution of this Agreement, the parties agree that the applicable Exhibit or Schedule shall be amended by mutual written agreement prior to Closing to correct such errors. In the event that any such errors are discovered subsequent to the Closing, to the extent necessary to effect the intent of this Agreement, the parties agree that such Exhibit or Schedule shall be amended by a written post-Closing addendum to this Agreement to correct such errors and HCA, Purchaser and their respective Affiliates shall execute and deliver or cause to be executed and delivered, deeds, assignments, instruments of correction, or such other instruments or documents of transfer or conveyance, and to take or cause to be taken, such other steps as may be necessary, to correctly vest or convey such property in or to the applicable Person in accordance with the intent of this Agreement. The obligations pursuant to this paragraph shall survive the Closing.
     3. Exclusion of Putnam General Hospital; Revised Schedules and Exhibits. All references and disclosures of information with respect to Putnam General Hospital, Doctor’s Park, Putnam Medical Plaza and/or Teays Valley Health Services, LLC (collectively “Putnam”) in the Agreement (including the Exhibits and Schedules thereto, or any certificate or other document made or delivered pursuant thereto), are hereby deleted in their entirety. A revised draft of the amended and restated Exhibits and Schedules to the Agreement has been delivered to each party for reference.
     (a) In the event that there are employees of Putnam that provide services to the Facilities as of the Effective Time or material assets or material Contracts primarily related to Putnam that are necessary for the operation of the Facilities or for which exclusion from the transaction contemplated by the Agreement will have a material and adverse effect on the Facilities and which are not otherwise addressed by a services agreement contemplated by the Agreement, the parties covenant and agree to work together in good faith to make reasonable arrangements for the provision of the excluded services on terms that are mutually agreeable. In the event that there are employees of the Facilities that provide services to Putnam as of the Effective Time or material assets or material Contracts primarily related to the Facilities that are necessary for the operation of Putnam or for which inclusion in the transaction contemplated by the Agreement will have a material and adverse effect on Putnam and which are not otherwise addressed by a services agreement contemplated by the Agreement, the parties covenant and agree to work together in good faith to make reasonable arrangements for the provision of the excluded services on terms that are mutually agreeable.
     (b) From and after the date hereof, regardless of whether the transactions contemplated by the Agreement (or as amended hereby) have closed, but subject to the provisions of the last sentence in Section 9(f)(i) of this Amendment, (i) the operations of the Putnam Hospital Group and of the HCA Affiliates that own or operate the assets and operations of the Putnam Hospital Group will not be subject to the terms and provisions of the Agreement relating to the operation or disposition of such assets or entities, and (ii) HCA may sell or cause its Affiliates (including any member of the Seller Group or any of the Acquired Entities) to sell any or all of the assets of the Putnam Hospital Group or the equity securities of the HCA Affiliates that own such assets (and HCA shall be exempt from provisions of the Agreement restricting the negotiation and completion of such a transaction). The provisions of this Section 3(b) shall survive the termination of this Amendment.
     4. St. Joseph’s Hospital Parking Garage. Purchaser has asserted (among other things) (x) that the Garage Conditions and the proposed Garage Restoration Work constitute breaches of various HCA representations, warranties and covenants in the Agreement and (y) that the existence of such breaches excuses Purchaser from closing the Original Transaction. HCA has advised Purchaser (among other things) that HCA disagrees with each of such assertions. Solely as a mutual inducement to one another to enter into this Amendment and to close the Amended Transaction as contemplated hereby (and without the admission or denial by HCA or Purchaser that (1) the Garage Conditions or the Garage Restoration Work constitutes a breach of any HCA representation, warranty or covenant or (2) the indemnification with respect to the Garage Conditions and the Garage Restoration Work provided in Section 9.2(f) (as amended pursuant to this Amendment) of the Agreement and/or HCA’s agreement to pay the cost of the Garage Restoration Work as provided in Section 4(a), below, would satisfy the requirements of the HCA indemnification contemplated by Sections 7.1(c) and/or 7.15 of the Agreement) the parties hereby acknowledge and agree as follows:
          (a) HCA agrees to use commercially reasonable efforts to cause the Garage Restoration Work to be performed in a safe and workmanlike manner, in accordance with applicable codes, ordinances and Laws, and in accordance with the recommendations of B Squared as reasonably approved by Walker Parking Consultants (or resolved pursuant to the engineering dispute resolution mechanism); to use commercially reasonable efforts to cause such work to be done in accordance with the engineering, design, phasing and scheduling recommended by B Squared and diligently prosecuted to completion; and to pay all costs of the Garage Restoration Work, including construction costs and expenses (including all material, labor and construction management costs, fees and expenses in connection with the Garage Restoration Work), costs relating to the temporary shoring currently in place at the Garage or otherwise used in connection with the Garage Restoration Work, permitting fees, and the fees and expenses of B Squared. HCA shall be responsible for obtaining all approvals, permits and other consents of Governmental Authorities required by applicable Law to perform the Garage Restoration Work. If required by Law, upon completion of the Garage Restoration Work, HCA shall obtain a certificate of use and occupancy (or its local equivalent) from the appropriate Governmental Authority authorizing the permanent use and occupancy of the Garage as repaired and restored by the Garage

Restoration Work. Purchaser agrees to grant, and to cause its Affiliates to grant, to HCA and its Affiliates and to their engineers, contractors and other agents all appropriate access requested by HCA, its Affiliates and their engineers, contractors and other agents to perform the Garage Restoration Work and reasonably related activities, and to use commercially reasonable efforts to cooperate with HCA, its Affiliates and their engineers, contractors and other agents in the performance of the Garage Restoration Work. The rights of access shall be exercised in such a manner so as not to cause unreasonable expense or interfere unreasonably with the operation of the business of Purchaser and its Affiliates Nothing in this Amendment shall require HCA to make cosmetic repairs or bring the facility into compliance with the Americans with Disabilities Act or any code or Law other than those that are required by the Garage Restoration Work. If the Garage benefits from any grandfathering or similar concept applicable to a code or Law, the parties agree to use commercially reasonable efforts to retain the benefit of such exemption;
          (b) B Squared shall provide Walker Parking Consultants reasonable access to observe the engineering work, designs and construction work involved in the Garage Restoration Work. Walker Parking Consultants may make recommendations and engage in discussions with B Squared with respect to material aspects of the engineering work, designs and construction work in conjunction with such access. In the event that Walker Parking Consultants and B Squared are unable to reach agreement with respect to a material disagreement, Purchaser may, based upon written advice of Walker Parking Consultants, submit to HCA objections to the recommendations of B Squared with respect to engineering, design and construction method of carrying out the Garage Restoration Work. Any such objection must be made by delivery of a written statement of objections (stating the basis of the objections with reasonable specificity) to HCA and B Squared within three Business Days of B Squared’s rejection of the recommendation in question. To the extent that Purchaser does not so object within such period, the recommendations of B Squared shall be considered final. In the event that Purchaser and HCA are unable to resolve a dispute or disagreement set forth in a written objection within two Business Days of HCA’s receipt of such objection, either party may elect at the end of such period, by written notice to the other party, to have all such unresolved disputes or disagreements resolved by the Agreed Engineering Firm. The opinion of the Agreed Engineering Firm shall be final and binding upon the parties. The parties will cooperate fully with the Agreed Engineering Firm in connection with its resolution of objections.
          (c) HCA shall ensure that no construction liens or other liens or encumbrances shall be registered against or shall otherwise affect the Garage or any part of the Real Property on which it is situated, or Purchaser’s interest therein, in respect of material supplied or work done or to be done in connection with the Garage Restoration Work. If any mechanic’s or materialmen’s or other lien is filed against the Garage, or any part of the Real Property, or Purchaser’s interest therein, in respect of material supplied or work done in connection with the Garage Restoration Work, HCA shall be responsible for the reasonably timely payment and/or discharge of such lien. HCA shall promptly undertake to discharge or cause the discharge of such lien (by filing any bond required by Law, payment or otherwise) as soon as reasonably practical under West Virginia Law. If HCA fails to discharge or cause any such lien to be discharged (by filing any bond required by Law, payment or otherwise) within 60 Business Days after receipt of notice from Purchaser of the filing of the lien, then, in addition to any other rights or remedies of Purchaser under applicable Law, Purchaser may (but shall not be obligated to) discharge the lien by paying the amount claimed into court and the amount so paid, and all costs and expenses (including attorneys costs and expenses) plus interest at the prime rate as quoted in the Money Rates section of The Wall Street Journal from time to time from the date paid, shall be immediately due and payable by HCA to Purchaser upon demand.
          (d) HCA shall provide Purchaser with written notice of the date of completion of the Garage Restoration Work. HCA and Purchaser will within five (5) Business Days of such notice conduct a walk-through inspection of the Garage, together with B Squared and Walker Parking Consultants.

Following the walk-through, Purchaser shall provide HCA with a written list of any defects, omissions or other items of construction in the Garage Restoration Work not constructed or furnished in conformance with the proposals of B Squared as approved by Walker Parking Consultants or otherwise resolved pursuant to Section 4(b) above. HCA shall cause all such defects, omissions or other items noted by Purchaser to be promptly completed or repaired as soon as reasonably possible, but in any event within thirty (30) days following delivery of the list to HCA; provided, however if any items are not reasonably susceptible of being corrected or completed within thirty (30) days, the thirty (30) day period shall be extend as reasonably necessary to allow HCA to correct and complete such items provided HCA commences its efforts promptly and prosecutes the same with due diligence thereafter. Any dispute or disagreement as to whether items noted by Purchaser constitute defects or omissions in the Garage Restoration Work shall be resolved by agreement of B Squared and Walker Parking Consultants or, if they are unable to agree, by the Agreed Engineering Firm as provided in the dispute resolution provisions of clause (b), above.
          (e) Purchaser may not assert the Garage Conditions, the Garage Restoration Work or any other conditions at the Garage known as of the date of this Amendment as a reason that Purchaser is excused from closing the Amended Transaction unless (i) further material deterioration to the condition of the Garage occurs that is not already a Garage Condition; and (ii) such further deterioration will not be addressed by the Garage Restoration Work and will either (A) result in additional material expenses that HCA (1) is not responsible for under Section 9.2(f) of the Agreement and Section 4(a) of this Amendment, and (2) refuses to indemnify Purchaser for; or (B)(1) materially and adversely affect the safety of the Garage or (2) materially and adversely affect the usability of the Garage above and beyond the effects of the Garage Restoration Work on usability of the Garage (it being agreed, however, that any such assertions would be subject to applicable provisions of the Agreement); and
          (f) Following the Amended Transaction Closing, the only recourse and remedies that Purchaser or any other Purchaser Indemnitee will have against HCA or any of its Affiliates with respect to Damages arising out of or relating to the Garage Conditions or the Garage Restoration Work will be under Section 9.2(f) of the Agreement (as amended by this Amendment) and Section 4(a) of this Amendment. The limitations of Section 9.4(a)(i) of the Agreement shall not apply to any claim for indemnity by Purchaser or a Purchaser Indemnitee pursuant to Section 9.2(f) of the Agreement (as amended by this Amendment).
     5. Certificates of Need. Although the Authority issued the Original CONs with respect to each of the West Virginia hospitals included in both the Original Transaction and the Amended Transaction, an appeal has been filed with respect to each of such Original CONs and the appeal period within which other affected third parties may file an appeal of the Authority’s issuance of the Original CONs has not expired. Purchaser has asserted (w) that unless and until the Original CONs are final and non-appealable, certain conditions to Purchaser’s obligation to close the Original Transaction have not been satisfied, (x) that the existence of the appeals of the Original CONs constitute breaches of various HCA representations and warranties in the Agreement, (y) that (in addition to other closing conditions implicated by the existence of the appeals of the Original CONs) the existence of such breaches excuses Purchaser from closing the Original Transaction, and (z) that due to the nature and consequences of such breaches and failed conditions, HCA may not offer to indemnify Purchaser for Damages relating to the Original CON appeals (or to enter into an agreement for unwinding the Original Transaction in the event a successful appeal requires such an unwind) and require Purchaser to close the Original Transaction as contemplated by Sections 7.1(c) and 7.15 of the Agreement. HCA has advised Purchaser that HCA disagrees with each of such assertions. Solely as a mutual inducement to one another to enter into this Amendment and to close the Amended Transaction as contemplated hereby (and without the admission or denial by HCA or Purchaser (1) regarding the effect of the Original CON appeals on Purchaser’s obligation to close the Original Transaction, or (2) that the Unwind Agreement would satisfy the requirements of the HCA indemnification contemplated by Sections 7.1(c) and/or 7.15 of the Agreement), the parties hereby acknowledge and agree that if appeals of the CONs are still pending as of the Amended Transaction Closing:
          (a) HCA and Purchaser will execute and deliver to one another the Repurchase Agreement with respect to the unwind of the Amended Transaction substantially in the form attached as Exhibit 3 to this Amendment (the “Unwind Agreement”);
          (b) Each party’s obligation to close the Amended Transaction is conditioned upon the other party’s execution and delivery of the Unwind Agreement;
          (c) If HCA executes and delivers the Unwind Agreement at the Amended Transaction Closing, all conditions to Purchaser’s obligation to close the Amended Transaction arising out of or relating to the Original CONs will have been satisfied or waived; provided, however, that the execution and delivery of the Unwind Agreement shall not satisfy the conditions set forth in Section 7.7 of the Agreement in the event that a Governmental Authority shall have issued an Order or a Stay Order;
          (d) Following the Amended Transaction Closing, the only recourse and remedies that Purchaser or any other Purchaser Indemnitee will have against HCA or any of its Affiliates with respect to Damages arising out of or relating to the Original CONs (including, without limitation, the consequences of an appeal of the Original CONs) will be under the Unwind Agreement; and
          (e) Purchaser covenants and agrees that until the earlier of the Effective Time and the Final Order Date, Purchaser shall (i) take all administrative and judicial actions necessary to maintain the CONs (and, any Replacement CONs) in full force and effect and to respond to the CON Challenges (including any challenges to any Replacement CONs), including the filing of any necessary appeals, requests for injunctions or requests for stays; (ii) if an Order is issued or threatened to be issued, (A) take all administrative and judicial actions necessary to appeal such Order or to otherwise attempt to have such Order stayed, reversed, revoked, voided or otherwise made ineffective, and (B) use its best efforts to have such Order modified such that it would not be considered an “Order” as such term is defined in this Agreement if an appropriate administrative or judicial avenue for such modification is available; and (iii) if a CON Revocation Order is issued, apply for and vigorously pursue the grant of Replacement CONs (provided, however, that Purchaser shall only be required to apply for Replacement CONs once). Purchaser agrees (a) to keep HCA fully informed of all actions, notices, steps, proceedings and other matters related to the CON Challenges and the other actions contemplated by clauses (i) through (iii), above, including providing copies of all written correspondence and pleadings to HCA and providing HCA with regular and timely updates regarding the status of any appeal, inquiry or other action against the CONs or in pursuit of Replacement CONs and (b) at the request of HCA, consult with HCA regarding such matters. To the extent Purchaser has informed HCA of Purchaser’s actions, notices, steps, proceedings and other matters related to the CON Challenges and the other actions contemplated by clauses (i) through (iii), including (where applicable) providing copies of written correspondence and pleadings regarding such matters to HCA and/or consulted with HCA regarding such matters, HCA will give Purchaser notice within a reasonable period under the circumstances of any material objections it may have to Purchaser’s defense of the CON Challenges and the other matters contemplated by clauses (i)-(iii), above; provided, that HCA’s notification (or failure to notify) Purchaser of such objections will not alter or amend Purchaser’s obligations under clauses (i) through (iii) or Purchaser’s right to rely upon its CON experts and counsel in accordance with this Section 5(e). Purchaser shall be entitled to reasonably rely on the advice and recommendations of its CON experts and West Virginia CON Counsel with respect to strategic decisions concerning the conduct of the vigorous defense of appeals, inquiries or other actions against the CONs or the pursuit of Replacement CONs required by clauses (i) through (iii) above, but HCA’s obligations to pursue all available administrative and judicial actions pursuant to clauses (i) through (iii), above, shall in no way be limited by reliance on such advice. If Purchaser fails to vigorously defend any appeal, inquiry or other action against the CONs, or to take any of the actions contemplated in clauses (i) through (iii), above, in a timely manner, HCA shall have the right (in addition to all other legal or equitable remedies available to it), following notice and an opportunity to cure that is reasonable under the then current circumstances, to undertake the defense of the CONs, any Replacement CONs or any other actions contemplated by clauses (i) through (iii), above, w ith counsel of its choice at the expense of Purchaser. HCA shall reasonably cooperate with Purchaser and its West Virginia CON counsel and advisors in connection with the actions contemplated by this Section 5(e), including (to the extent deemed necessary and appropriate by Purchaser’s West Virginia CON counsel) provide such information and assistance as Purchaser may reasonably request. If HCA has undertaken the defense of the CONs as contemplated by this Section 5(e), Purchaser shall reasonably cooperate with HCA and its West Virginia CON counsel and advisors in connection with the actions contemplated by this Section 5(e), including (to the extent deemed necessary and appropriate by HCA’s West Virginia CON counsel) provide such information and assistance as HCA may reasonably request.
          6. Hospital Operations. Purchaser has asserted (w) that the operations of the Business have deteriorated between both the Balance Sheet Date and the date of execution of the Agreement, on one hand, and the date hereof, on the other hand; (x) that such alleged deterioration is the result of or arises out of HCA’s breach of certain covenants under the Agreement or the breach of certain of HCA’s representations and warranties in the Agreement; and (y) that the deterioration resulting from such breaches excuses Purchaser from closing the Original Transaction. HCA has advised Purchaser that HCA disagrees with each of such assertions. Solely as a mutual inducement to one another to enter into this Amendment and to close the Amended Transaction as contemplated hereby (and without the admission or denial by HCA or Purchaser that (1) the operations of the Business have deteriorated as alleged by Purchaser or (2) that the alleged deterioration would excuse Purchaser from closing the Original Transaction), the parties hereby acknowledge and agree as follows:
          (a) Purchaser may not assert the alleged deterioration of the Business at any time as a reason that Purchaser is excused from closing the Amended Transaction; and
          (b) Following the Amended Transaction Closing, neither Purchaser nor any other Purchaser Indemnitee will have any recourse or remedies against HCA or any of its Affiliates with respect to Damages arising out of or relating to (i) the alleged deterioration of operations and general financial condition and resulting losses of value at Putnam General Hospital, (ii) the management of litigation and related publicity issues involving Putnam General Hospital, or (iii) the alleged deterioration of operations and general financial condition and/or resulting losses of value at the Facilities with respect to periods ending on or prior to April 30, 2006, for which HCA has delivered interim financial statements prior to the execution of this Amendment.
     7. Closing. HCA and Purchaser agree to use their best efforts to cause the Closing Date for the transactions contemplated by the Agreement and this Amendment to occur on or before June 30, 2006 or, if the date established as the Closing Date is rescheduled pursuant to Section 9(c) of this Amendment, on or before such rescheduled Closing Date. Sections 5.6 and 6.12 of the Agreement are hereby amended by inserting the word “scheduled” immediately before the words “the Closing Date.”

     8. Closing Documentation.
          (a) Exhibit 4 to this Amendment is the form of Revenue Cycle Services Agreement to be executed by the parties at Closing pursuant to Sections 7.9 and 8.10 of the Agreement.
          (b) Exhibit 5 to this Amendment is the form of Payroll Services Agreement to be executed by the parties at Closing.
          (c) Exhibit 6 to this Amendment is the form of Materials Management Agreement to be executed by the parties at Closing pursuant to Sections 7.9 and 8.10 of the Agreement.
          (d) Exhibit 7 to this Amendment is the form of the insurance agreement to be executed by the parties at Closing.
          (e) Exhibit 8 to this Amendment is the form of the Physician Services Agreement to be executed by the parties at Closing.
          (f) Exhibit 9 to this Amendment is the form of the Agreement to Induce Like-Kind Exchange to be executed by the parties at Closing.
          (g) Exhibit 10 to this Amendment is the form of the Hospital Operations Lease.
          (h) Exhibit 11 to this Amendment is the form of the Real Estate Purchase and Sale Agreement.
          (i) Exhibit 12 to this Amendment is the form of Environmental Indemnification Agreements regarding Belpre, Ohio Property and Clinch Valley: abandoned UST at Vermilla House
          9. Effect of Amendment.
          (a) The parties acknowledge and agree that this Amendment has been negotiated and entered into in an effort to settle claims against one another relating to the Agreement (including claims relating to assertions by HCA that Purchaser has breached the Agreement by refusing to close the Original Transaction on or before March 31, 2006, and Purchaser’s assertions that certain conditions to closing the Original Transaction have not been satisfied).
          (b) (i) This Amendment will become effective immediately upon its execution and delivery by both parties. Unless the parties otherwise agree in writing, if the Amended Transaction has not closed by the end of the day on June 30, 2006 (or, if the Closing Date has been modified in accordance with Section 9(c) of this Amendment, by the end of the day on such modified Closing Date), this Amendment will terminate and become void ab initio immediately without any further act of, or notice by, either party.
          (c) Notwithstanding the provisions of Section 10.1(c) of the Agreement as amended hereby, if as of June 30, 2006 (or any subsequent date established as the proposed Closing Date in accordance with this Section 9(c)), (i) the Closing has not taken place, and (ii) a Stay Order has been issued and remains effective, then (A) the date scheduled as the Closing Date will be postponed until the first day that is a month-end and is at least fifteen days following the date on which the Stay Order is no longer effective, and (B) thereafter, neither party may terminate this Amendment unless and until it has the right to do so under Section 9(b). If as a result of a Stay Order, Purchaser or its Affiliates are required pursuant to Section 5(e)(iii) to re-file for, or otherwise pursue, Replacement CONs to effect the Amended Transactions, the “date on which the Stay Order is no longer effective” in clause (c)(A), above, will be the date on which such Replacement CONs are issued.

          (d) Neither party may terminate the Agreement as long as this Amendment remains in effect.
          (e) Upon the Final Order Date, this Amendment and, subject to the provisions of Section 10.2 thereof, the Agreement shall terminate without any further act of, or notice by, either party; provided, however, that (i) if a Final Order Date occurs, (ii) Purchaser shall have breached its obligations under Section 5(e) of this Amendment, and (iii) such breach shall have contributed in any material respect to the occurrence of the Final Order Date, then (iv) as of the Final Order Date, this Amendment will terminate and become void ab initio immediately without any further act of, or notice by, either party.
          (f)(i) The termination of this Amendment in accordance with Section 9(b) or Section 9(e)(iv) will not constitute or effect a termination of the Agreement. Upon the termination of this Amendment in accordance with Section 9(b) or Section 9(e)(iv), the parties will be deemed to revert to their respective positions as of March 31, 2006 with the same rights, claims and defenses against one another under the Agreement as they would have if this Amendment had never been executed. If this Amendment is terminated in accordance with Section 9(b) or Section 9(e)(iv), this Amendment shall not constitute a waiver, or release of any rights, claims or defenses by any party hereto. This Amendment, including Section 3(b), shall not constitute a waiver or release of any rights or defenses pertaining to duties to mitigate damages.
          (ii) The running of any statute of limitations, statute of repose, period of prescription, laches and any other rule or doctrine, at Law or in equity (each, a “Limitation Period”), relating to the timeliness of any rights, causes of action and/or defenses of the parties will be interrupted, suspended and deemed to have been tolled as of March 31, 2006. Any Limitation Period applicable to any right, cause of action and/or defense which has not run, elapsed or expired prior to the date of this Amendment shall resume running (unless otherwise interrupted, suspended or tolled by operation of Law) upon the termination of this Amendment in accordance with Section 9(b) or Section 9(e)(iv).
     10. Amendment. This Amendment is made pursuant to and compliant in all respects with Section 12.4 of the Agreement. Except as expressly amended hereby, the Agreement shall remain in full force and effect.
[The following page is the signature page.]

     IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to the Stock Purchase Agreement to be executed as of the date first above written.

HCA INC.

By:	/s/ Gregg Gerken
Name:	Gregg Gerken

Title:	Vice President

LIFEPOINT HOSPITALS, INC.

By:	/s/ William F. Carpenter III

Name:	William F. Carpenter III
Title:	Executive Vice President